Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@ace.bm

Media Contact:	Robert T. Grieves
(212) 621-8684
robert.grieves@ace-ina.com

ACE LIMITED TO STRENGTHEN ASBESTOS, ENVIRONMENTAL AND OTHER RUN-OFF RESERVES AND

RECORD $298 MILLION NET AFTER-TAX CHARGE TO FOURTH QUARTER EARNINGS

ACE Also Announces Sale of Three Run-Off Reinsurance Subsidiaries

Company Updates Guidance for 2004 and Provides Guidance for 2005

HAMILTON, Bermuda – January 6, 2005 — ACE Limited (NYSE: ACE) reported today that it will strengthen its asbestos, environmental and other run-off reserves and incur a related net, after-tax charge to earnings of $298 million ($1.05 per share) in the fourth quarter of 2004. The charge comprises $279 million relating to the Brandywine operation and $19 million relating to the ACE Westchester Specialty unit. It includes a bad debt provision of $95 million and a tax benefit of $161 million. ACE said that the reserve increase relating to Brandywine is $788 million gross and $339 million net of reinsurance and before tax. For Westchester, the reserve increase is $200 million gross and $25 million net of reinsurance and before tax. The majority of the Westchester gross losses are covered under a reinsurance agreement with National Indemnity Co. This action follows an extensive, ground-up internal review, as well as a regular biennial reserve review by an independent actuarial consulting firm of its Brandywine operations required by the Pennsylvania Insurance Department as a condition of the 1996 Brandywine re-structuring order.

“This reserve strengthening continues our practice of periodically reviewing our A&E reserves from the ground up,” said Evan G. Greenberg, President and Chief Executive Officer of ACE Limited. “While our reserving policy does not assume any favorable development in the judicial or legislative environment regarding our asbestos liabilities, we continue to work with other companies inside and outside of the insurance industry on ways to resolve the asbestos crisis that plagues American businesses.”

One of the ACE Group of Insurance & Reinsurance Companies

ACE also announced today that it has agreed to sell ACE American Reinsurance Company, Brandywine Reinsurance Co. (UK) Ltd. and Brandywine Reinsurance Company S.A.-N.V. to Randall & Quilter Investment Holdings Limited, an international insurance firm. The sale, which is subject to approval by the Pennsylvania Insurance Department and the U.K. Financial Services Authority, is expected to close in the first half of 2005.

Mr. Greenberg continued, “This sale is an important step in our strategy to resolve our asbestos exposures responsibly and to achieve the certainty intended by the 1996 reorganization.”

As a result of the reserve charge referred to above, which will have a $1.05 impact on earnings per share, guidance for the full year 2004 has been revised as follows:

•	P&C net premiums earned growth of 24%

•	P&C combined ratio of 96% - 98%

•	Financial Services operating income decline of 5% - 10%

•	Total investment income of $990 million

•	Interest expense and preferred dividends of $230 million

•	Our effective tax rate guidance is 20% - 22%

•	Operating cash flow of approximately $4.7 billion

ACE also provided the following guidance for the full year 2005:

•	P&C net premiums earned growth of 9% - 11%

•	P&C combined ratio of 89% - 91% including $100 million of CATs

•	Financial Services operating income decline of 25% - 30%

•	Total investment income of approximately $1,140 million to $1,160 million

•	Interest expense and preferred dividends of $220 million

•	Our effective tax rate guidance is 23% - 25%

•	Operating cash flow of approximately $4 billion

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ACE will host a conference call and webcast on Thursday, January 6, 2005 beginning at 8:30 a.m. Eastern Standard Time. The call will be available via live and archived webcast at www.acelimited.com or by dialing 888-889-5602 (in the United States) or 973-582-2734 (international). Please refer to our website in “Investor Information, Calendar of Events” for details.

A replay of the conference call will be available from approximately 11:00 a.m. Eastern Standard Time on Thursday, January 6, 2005 until Tuesday, February 1, 2005. To listen to the replay, dial: 877-519-4471 (in the United States) or 973-341-3080 (international); passcode 5522144.

The ACE Group of Companies is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited, a component of the Standard & Poor’s 500 stock index, The ACE Group conducts its business on a worldwide basis with operating subsidiaries in approximately 50 countries. Additional information can be found at: www.acelimited.com.

Cautionary Statement Regarding Forward-Looking Statements:

Any forward-looking statements made in this presentation reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties which may cause actual results to differ materially from those set forth in these statements. For example, the Company’s forward-looking statements concerning the sufficiency of its asbestos reserves is subject to a number of potential adverse developments including, among others, the willingness of parties, including the Company, to settle disputes, the impact of aggregate policy coverage limits, the impact of bankruptcies of various asbestos producers and related businesses, new theories of liability, judicial, legislative and other governmental developments and litigation tactics. The Company’s forward-looking statements with respect to the sale of run-off subsidiaries could be affected by regulatory approval and satisfaction of closing conditions. The Company’s forward-looking statements could also be affected, by competition, changes in demand, pricing and policy term trends, the levels of new and renewal business achieved, market acceptance, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving and settlement processes, the amount and timing of reinsurance recoverables, actual market developments, rating agency action, possible terrorism or the outbreak and effects of war and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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